Exhibit 16.1

October 12, 2017

U.S. Securities and Exchange Commsiion
Office of the Chief Accountant
100 F. Street, N.E.
Washington, DC 20549

Re: All State Properties Holdings, Inc.

File No: 000-12895

Dear Sir or Madam:

We have read statements under item 4.01 in the Form 8-K dated October 12, 2017, of All State Properties Holdings, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Respectfully submitted,

/s/M&K CPAs
Houston, TX 77060